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                                                                   Exhibit 10.35

October 1, 2001

James W. Norton
36 Liberty Road
Marshfield, MA 02050

Dear Jim:

     The purpose of this letter agreement (the "Agreement") is to confirm the terms regarding your separation of employment from Sight Resource Corporation (the "Company"). As more fully set forth below, the Company desires to provide you with certain separation pay and benefits in exchange for certain agreements by you.

     1. Separation of Employment. You acknowledge that you resigned your employment with the Company effective, today, October 1, 2001 (the "Separation Date"). You acknowledge that from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of the Company. The parties agree that no other effective notice of termination or resignation has been effected and that no further notice of termination or resignation shall be required.

     2. Separation Pay and Benefits. In exchange for the mutual covenants set forth in this letter, within ten (10) business days following the date on which you execute and submit this Agreement as prescribed below (the "Effective Date"), and provided that you have returned all Company documents and property, the Company agrees to provide you with:

(a) Separation Pay in the amount of One Hundred Seventy-OneThousand Five Hundred Dollars ($171,500), less all applicable federal, state, local and other employment-related deductions;

(b) payments of Six Hundred Eighty-Five Dollars ($685) per month for the twelve
(12) months following the Separation Date in lieu of other benefits; provided, however, that if you become employed or otherwise engaged in a business capacity such that you become eligible to participate in any health insurance plan, you shall immediately notify the Company in writing of that fact and the Company shall cease making such payments as of the date on which such employment or other engagement commences. In addition, you may, upon timely completion of the forms required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), continue your health insurance coverage to the extent permitted by COBRA at your sole expense. The COBRA "qualifying event" will be deemed to occur on the Separation Date.

(c) indemnification against claims arising within the scope of your service as an officer of the Company to the extent that and so long as in the commercially reasonable discretion of the CEO, your interests and the Company's are not in conflict; provided, however, you hereby represent that you are not aware of any existing or potential claims against you in the scope of your employment with the Company and you agree to notify the Company within two (2) days of learning of any such claim or potential claim.

     You acknowledge and agree that the Separation Pay and Benefits provided in this Agreement are not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice, and that the Separation Pay and Benefits to be provided to you are not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You acknowledge that except for the specific financial consideration set forth in this Agreement, you are not and shall not in the future be entitled to any other compensation including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay or any other form of compensation or benefit. You acknowledge that no units or options to purchase any equity interest (or any other equity interest) in the Company or any related entity are vested or exercisable, and that any units, options or other equity interest previously granted are null and void, and shall never be exercisable.

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     3. Unemployment. The Company agrees that it will not contest any claim for unemployment benefits by you. The Company, of course, shall not be required to falsify any information.

     4. Covenants by You. You expressly acknowledge and agree that:

(i) you have returned to the Company all Company documents (and any copies thereof) and property, and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company's trade secrets and/or confidential and proprietary documents and information and shall not disclose any confidential information regarding the Company unless required to do so by law in which you agree to provide the Company with at least five (5) business days' advance notice of such disclosure;

(ii) all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law);

(iii) you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (or to any of its officers, directors or managers) including, but not limited to, any statements that disparage any such person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which is intended to harm professionally or personally the reputation of the Company (or any of its officers, directors or managers);

(iv) you will cooperate fully with the Company, without compensation beyond that provided in Section 2 of this Agreement, regarding any matters in which you were involved during the course of your employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its officers, directors and employees. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with Company officials regarding personnel or commercial matters in which you have been involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall promptly (within 48 hours) notify the then-current Chief Executive Officer of the Company;

(v) for a period of one (1) year commencing on the Effective Date, you shall not, directly or indirectly, entice, solicit or encourage any customer, prospective customer, business partner or prospective business partner of the Company to cease doing business with the Company; nor may you solicit any customer or business partner of the Company to do business with you or any entity with which you may be affiliated in any capacity. For purposes of this paragraph, "prospective," shall mean any person or entity with whom the Company has had contact of any type regarding the possibility of engaging in any type of business activity;

(vi) for a period of one (1) year commencing on the Effective Date, you shall not, directly or indirectly, entice, solicit or encourage any Company employee to leave the Company or any independent contractor to sever an engagement with the Company, nor may you directly or indirectly be involved in the recruitment of any Company employee or independent contractor on behalf of yourself or any person or entity, other than the Company;

(vii) for a period of one (1) year following the Effective Date, you shall not, without the prior written consent of the Company, for yourself or on behalf of any other, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or

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be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business which is directly or indirectly competitive with the retailing of optical goods and services business of the Company. You agree that, given the national nature of the Company's business, any other geographical limitations on this non-competition agreement are inappropriate

(viii) You acknowledge and agree that (i) the provisions of this Section 3 are necessary and reasonable to protect the Company's Confidential Information, Inventions, and goodwill; (ii) the specific temporal, geographic and substantive provisions set forth in this Section 3 are reasonable and necessary to protect the Company's business interests; and (iii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, you agree that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach and the breach and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Separation Pay and Benefits already provided to you pursuant to this Agreement.

     5. Release of Claims. You hereby agree and acknowledge that by signing this letter and accepting the Separation Pay and Benefits to be provided to you, and other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company1/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date. Your waiver and release herein are intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

     Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

     ** Claims under any local, state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar or other local, state or federal statute.

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/1/ For purposes of this Section 5, the parties agree that the term, "Company,"
shall include the Company, its divisions, affiliates and subsidiaries and any affiliated entities, and its and their respective officers, directors, employees, agents, representatives, successors and assigns.

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     **   Claims under any local, state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and any similar local, state or federal statute.

     ** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

     ** Claims under any local, state or federal securities law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any Massachusetts, Delaware or other state or local securities statutes and regulations;

     **   Any other Claim arising under local, state or federal law.

     Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Separation Pay and Benefits being provided to you under the terms of this Agreement.

     Because you are more than forty (40) years of age, you have specific rights under the Older Workers Benefits Protection Act ("OWBPA"), which prohibits discrimination on the basis of age, and that the releases set forth in this
Section 5 are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age.

     It is the Company's desire and intent to make certain that you fully understand the provisions and effects of this letter. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of OWBPA, the Company is providing you with twenty-one (21) days (until October 24, 2001) in which to consider and accept the terms of this Agreement by signing below and returning it to the Company's counsel, Samuel E. Feigin, Esq., Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, or such other address as the Company may designate by written notice to you. In addition, you may rescind your assent to this Agreement if, within seven
(7) days after you sign this Agreement, you deliver a written notice of rescission to Mr. Feigin at the address designated above. To be effective, such rescission must be in writing and must be hand-delivered or post-marked within the seven (7) day period and sent by certified mail, return receipt requested to Mr. Feigin at the address designated above.

     6. Entire Agreement/Choice of Law/Enforceability. You acknowledge and agree that this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge

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that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. The provisions of this letter are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

7. Miscellaneous.

(a) No amendment, waiver or revocation of this Agreement of any kind shall be effective unless supported by a written instrument executed by you and an authorized officer of the Company. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or the Company's right to seek enforcement of such provision in the future.

(b) By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

(c) The parties agree that the last act necessary to render this Agreement effective is for the Company to sign the Agreement and that this Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

     If the foregoing accurately sets forth your understanding, please sign, date and return the enclosed copy of this Agreement by hand to Samuel E. Feigin, Esq., Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, as soon as possible, but no later than 5:00 p.m. on October 24, 2001. This letter shall take effect as a legally binding Agreement between you and the Company on the basis set forth above eight (8) days after the Company receives a signed original from you. The enclosed copy of this letter, which you should also sign and date, is for your records.



                                    Very truly yours,
                                    SIGHT RESOURCE CORPORATION

                                    By: /s/ Carene Kunkler CEO
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                                        Carene Kunkler
                                        Chief Executive Officer

                                        Dated: 10/1/02
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Confirmed and Agreed:

/s/ James W. Norton
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James W. Norton
Dated: 10/12/01
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